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                                                                 Exhibit 99.112

                       CONSENT OF INDEPENDENT ACCOUNTANTS



          We consent to the incorporation by reference in Post-Effective Amendment No. 19 to the Registration Statement of Calvert Municipal Fund, Inc. (comprised of the National Municipal Intermediate Portfolio and California Municipal Intermediate Portfolio, hereafter referred to as the "Portfolios") on Form N-1A (File Number 33-44968 and 811-6525) of our reports dated February 11, 2000, on our audits of the financial statements and financial highlights of the Portfolios, which reports are included in the Annual Reports to Shareholders for the year ended December 31, 1999, which are incorporated by reference in the Registration Statement. We also consent to the reference to our under the heading "Financial Highlights" in the prospectus.



PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2001